Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Sue Maynard (Covance media) - 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP’S WILLIAM HANLON APPOINTED TO GOVERNING
COMMITTEE OF THE NATIONAL EVALUATION SYSTEM FOR
HEALTH TECHNOLOGY COORDINATING CENTER

Burlington, NC, July 18, 2017 - LabCorp® (NYSE: LH), a leading global life sciences company, announced today that the National Evaluation System for health Technology Coordinating Center (NESTcc) has appointed William (Bill) Hanlon, Ph.D., chief development officer and head of Global Regulatory Affairs for its Covance Drug Development business, to serve on its Governing Committee. The Medical Device Innovation Consortium (MDIC), a public-private partnership created with the objective of advancing the regulatory science of medical devices for patient benefit, established NESTcc in 2016 with a grant from the U.S. Food and Drug Administration (FDA). The FDA has stated its interest in generating better evidence for medical device evaluation and regulatory decision-making.
“Real-world evidence generated from post-market evaluation of devices used in clinical practice will provide important information to support the development of new devices and new uses for currently marketed devices,” said Hanlon. “The sources of these data are advancing quickly - medical devices, point-of-care devices, wearables, apps - creating the promise of rich and precise insights into how patients benefit from these devices as well as respond to new therapies. It is an honor and singular opportunity to serve on the NESTcc Governing Committee, which is bringing together critical stakeholders at this pivotal moment in healthcare. Together, our goal is to increase the responsible use of real-world evidence with an inclusive, patient-centered approach.”
Hanlon is the American Clinical Laboratory Association nominee to the Governing Committee. He has been an active contributor to the development of innovative new medicines for almost 30 years, holding positions of increasing scientific leadership and responsibility. For the last 15 years, Hanlon has focused on early and late-stage clinical development as a regulatory affairs expert. He earned his Bachelor of Science degree in biochemistry from Rutgers University and his Doctor of Philosophy in biochemistry and cell biology, jointly conferred by the University of Medicine and Dentistry of New Jersey and Rutgers University Graduate School.
“Dr. Hanlon’s expertise in regulatory affairs and clinical development is an important addition to the NEST Coordinating Center’s Governing Committee,” said NESTcc Executive Director Rachael Fleurence, Ph.D. “I look forward to working closely with Dr. Hanlon, who will ensure the perspective of clinical laboratories is appropriately represented in NEST’s activities.”
NESTcc’s mission is to support the timely and reliable development of real-world evidence associated with medical devices throughout the total product life cycle. Real-world evidence should be generated in the course of clinical or home care, and will comply with robust methodological standards. With support from the Coordinating Center’s executive director and staff, the Governing Committee will recruit Expert Advisory Working Groups, develop NESTcc bylaws and undertake the development of shared resources through specific demonstration projects.
About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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